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                                 EXHIBIT 10.1

                       TANNING TECHNOLOGY EUROPE LIMITED

30 June 2000

Chris Mackenzie
British Sky Broadcasting Ltd.

Dear Chris

Re: Agreement Between British Sky Broadcasting Limited ("Sky") and Tanning Technology Europe Limited for an Airtime Sales System dated July 1999 ("The Agreement").

I set out below the substance of our agreement from our meeting in Edinburgh 28 June 2000:

1. Both parties will consider the Agreement terminated with no liability arising on either side and both parties will waive any payments which each considers to be due to it from the other under the Agreement. This letter will be treated as full and final settlement of all claims arising from or in relation to the Agreement.

2. Both parties will keep all matters relating to the Agreement, the parties' conduct in relation to the Agreement and this settlement strictly confidential. Notwithstanding the foregoing, both parties agree that Sky will not be in breach of this clause if it discloses the technical specifications relating to the Agreement to any third party instructed by Sky in relation to an airtime sales system. In addition, neither party will disparage the other in relation to the Agreement. This provision does not prohibit either party making any communication as is required by law or by financial reporting requirements.

3. Both parties agree that all intellectual property rights in and to all material, including without limitation, software, documentary material, system architecture and codes) prepared in relation to the Agreement shall vest with Sky, provided that Tanning shall retain rights in Background IPR and enhancements as provided in the Agreement.

Please indicate your agreement by signing below.


Yours sincerely





Philip Purver

VP Europe




Agreed

British Sky Broadcasting Limited

By:  /s/ ___________________________

Title: ___________________________